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                                                                   EXHIBIT 3(i)


                                                                         PAGE 1


                                  STATE OF DELAWARE

                           OFFICE OF THE SECRETARY OF STATE

                           --------------------------------

    I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TURE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "MATERIAL TECHNOLOGIES, INC.", FILED IN THIS OFFICE ON THE FOURTH DAY OF MARCH, A.D. 1997, AT 9 O'CLOCK A.M.

    A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.



                                       /s/ EDWARD J. FREEL
                   [SEAL]              -----------------------------------
                                       EDWARD J. FREEL, SECRETARY OF STATE

                                       AUTHENTICATION:    8357767
                                                 DATE:    03-04-97

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                             CERTIFICATE OF INCORPORATION

                                          OF

                             MATERIAL TECHNOLOGIES, INC.


FIRST:  The name of the corporation is Material Technologies, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 1013 Centre Road, Wilmington, DE 19805, New Castle County. The registered agent in charge thereof is Corporation Service Company whose address is the same as above.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation is authorized to issue eleven million (11,000,000) shares of stock all of which stock shall have a par value of $.001 per share in classes as follows:

    a. Ten million (10,000,000) shares of stock designated as "Common Stock", $.001 par value and one hundred thousand (100,000) shares of stock designated as "Class B Common Stock", $.001 par value. The holders of Common Stock shall be entitled to receive such dividends out of the funds or assets of the Corporation legally available therefor as, from time to time, the Board of Directors may declare. The holders of Class B Common Stock shall not be entitled to receive dividends. The holders of Common Stock and the holders of Class B Common Stock shall vote as a single class on all matters submitted to a vote of stockholders, with each share of Common Stock entitled to one (1) vote and each share of Class B Common Stock entitled to two hundred (200) votes. In all other respects, the Common Stock and Class B Common Stock shall be identical.

    b. Nine hundred thousand (900,000) shares of stock designated as "Preferred Stock", $.001 par value. The Board of Directors is granted the authority by resolution to authorize the corporation to issue one or more series of the Preferred Stock and to determine the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights of each and every series of Preferred Stock and the qualifications, limitations or restrictions on such preferences and/or rights.

FIFTH:  The name and mailing address of the incorporator is as follows:
                   DEBRA M. CARLL,
                   CORPORATION SERVICE COMPANY
                   1013 CENTRE ROAD
                   WILMINGTON, DE 19805
SIXTH: The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify are:

Robert M. Bernstein          Joel Freedman            John Goodman
East Tower, Suite 705        1 Bala Plaza             East Tower, Suite 705
11835 Olympic Blvd.          Bala Cynwyd, PA 19004    11835 Olympic Blvd.
Los Angeles, CA  90064                                Los Angeles, CA  90064


SEVENTH: The Board of Directors shall have the power to adopt, amend or repeal the corporation's bylaws. This provision does not divest the stockholders nor limit their power to adopt, amend, or repeal the corporation's bylaws.

EIGHTH: The directors of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law or

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PAGE 2
CERTIFICATE OF INCORPORATION
MATERIAL TECHNOLOGIES, INC.

by the law of any other jurisdiction that legally applies to a claim for such breach at the time of any director's alleged breach of fiduciary duty.

NINTH: The directors are authorized to provide through bylaw provisions or through agreement with the corporation's agents, or both, to indemnify directors, officers, and other agents of the corporation to the fullest extent permitted by Delaware law and/or in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

TENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.




DATED: March  4, 1997                            /s/ Debra M. Carll
                                                 ------------------------------
                                                 DEBRA M. CARLL
                                                 INCORPORATOR